UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

OXFORD SQUARE CAPITAL CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-00638	20-0188736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sound Shore Drive, Suite 255 Greenwich CT	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 983-5275

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OXSQ	NASDAQ Global Select Market LLC
6.50% Notes due 2024	OXSQL	NASDAQ Global Select Market LLC
6.25% Notes due 2026	OXSQZ	NASDAQ Global Select Market LLC
5.50% Notes due 2028	OXSQG	NASDAQ Global Select Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On June 21, 2023, Oxford Square Capital Corp. (the “Company”) announced the final results of its transferable rights offering, which entitled holders of rights to purchase one new share of common stock for every one right held at a subscription price of $2.66 per share. The offering expired on June 14, 2023 at 5:00 p.m., New York City time.

In total, the Company sold approximately 6.45 million shares of its common stock for aggregate gross proceeds of approximately $17.16 million.

The Company intends to use the net proceeds from the offering primarily to (i) to repay outstanding indebtedness, (ii) to fund investments in debt securities and CLO investments in accordance with our investment objective and (iii) for general corporate purposes. The Company intends to partially repay the 6.50% Notes due 2024 with the net proceeds of this offering.

Ladenburg Thalmann & Co. Inc. acted as dealer managers for the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD SQUARE CAPITAL CORP.

Date: June 21, 2023	/s/ Saul B. Rosenthal
	By:	Saul B. Rosenthal
	Title:	President

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